Exhibit 5.1

February 23, 2005

Peru Copper Inc.

475 West Georgia Street, Suite 920

Vancouver, British Columbia

V6B 4M9

Dear Sirs/Mesdames:

Re:	Peru Copper Inc. – Registration Statement on Form F-1

We have acted as Canadian counsel on behalf of Peru Copper Inc. in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder, of a Registration Statement on Form F-1 (Registration 333-121527) as amended to date (the “Registration Statement”), including the prospectus constituting Part 1 thereof (the “Prospectus”) by Peru Copper Inc. (the “Corporation”), a corporation incorporated under the federal laws of Canada. The Registration Statement relates to the selling, from time to time, by selling securityholders of the Corporation of 68,750,734 common shares of the Corporation (the “Shares”), 9,802,133 common share purchase warrants of the Corporation (the “Warrants”) and 9,802,133 common shares that may be issued as a result of the exercise of the Warrants (the “Warrant Shares”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of all such agreements, documents, records, certificates and other statements of corporate officers and other representatives of the Corporation as we have considered necessary or relevant to form a basis for this opinion. In such examination, we have assumed the genuiness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies and the legal capacity of all individuals who have executed such documents. We have, when relevant facts material to our opinion were not independently established by us, relied, to the extent, we deemed such reliance proper, upon written or oral statements of officers and other representatives of the Corporation.

We are solicitors qualified to practice law in the Province of Ontario and we express no opinions as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein which are in effect on the date hereof.

Cassels Brock & Blackwell LLP    2100 Scotia Plaza, 40 King Street West, Toronto Canada M5H 3C2

tel 416.869.5300            fax 416.360.8877        www.casselsbrock.com

We are of the opinion that the Shares have been duly authorized for issuance by the Corporation and the Warrant Shares issuable upon due exercise of the Warrants in accordance with their terms have been validly allotted and reserved for issuance, and the Shares are, and the Warrant Shares when issued upon due exercise of the Warrants in accordance with their terms will be, outstanding as fully paid and non-assessable common shares in the capital of the Corporation.

This opinion is rendered solely to the addressee listed above in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose or used or relied upon by any other person, nor quoted from or referred to in any documents without our prior written consent.

We hereby consent to the inclusion of this opinion in the Registration Statement and the filing of this opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to our firm’s name under the headings “Limitation on Enforcement of Civil Judgments” and “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Yours truly,

/s/    Cassels Brock & Blackwell LLP